Exhibit (d)(v)

INVESTMENT SUB-ADVISORY AGREEMENT

between

POLAR CAPITAL LLP

and

POLAR CAPITAL (AMERICA) CORPORATION

AGREEMENT made this as of 6th day of September, 2024, between Polar Capital LLP, a partnership registered in the United Kingdom and registered as an investment adviser with the U.S. Securities and Exchange Commission (the “Adviser”), and Polar Capital (America) Corporation, a Delaware corporation registered as an investment adviser with the U.S. Securities and Exchange Commission (the “Sub-Adviser”).

WHEREAS, the Adviser has with Datum One Series Trust, a Massachusetts business trust (the “Trust”) on behalf of each series thereof listed on Appendix A hereto (each such series is individually referred to herein as a “Fund” and collectively as the “Funds) entered into an Investment Management Agreement (the “Management Agreement”), relating to the provision of portfolio management services to each such Fund; and

WHEREAS, the Management Agreement provides that the Adviser will maintain adequate oversight over any sub-advisers to which the Adviser may delegate any of the services it provides or functions it performs under the Management Agreement; and

WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund(s) in the manner and on the terms set forth in this Investment Sub-Advisory Agreement (the “Agreement”);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.  Duties of the Sub-Adviser. The Adviser hereby employs the Sub-Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund(s), subject to the supervision of the Adviser and the Trustees of the Trust, for the period and on the terms set forth in this Agreement. Subject to approval of the Trust’s Board and notice to the Sub-Adviser, the Adviser retains complete authority immediately to assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement.

(a)  The Sub-Adviser hereby accepts such employment and undertakes to afford to the Fund(s) the advice and assistance of the Sub-Adviser’s organization in the choice of investments and in the purchase and sale of securities for the Fund. The Sub-Adviser shall be responsible for obtaining all necessary office facilities, equipment and personnel for servicing the investments of the Fund(s) and for and to pay the salaries and fees of, where applicable, all officers and Trustees of the Trust who are members of the Sub-Adviser’s organization and all personnel of the Sub-Adviser performing services relating to research and investment activities. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Fund(s) in any way or otherwise be deemed an agent of the Adviser or the Fund(s).

(b)  The Sub-Adviser shall provide the Fund with such investment management and supervision as the Adviser may, from time to time, consider necessary for the proper supervision of the Fund’s investments. The services to be provided by the Sub-Adviser hereunder will apply to the portion of the Fund’s assets that Adviser or the Trustees of the Trust shall from time to time designate, which may consist of all or a portion of the Fund’s assets. As investment sub-adviser to the Fund, the Sub-Adviser shall furnish continuously an investment program and shall determine, from time to time, what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Fund’s assets shall be held uninvested, subject always to the applicable restrictions of the Trust’s Declaration of Trust, By-Laws and registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”). The Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser or the Fund(s), to buy, sell, and otherwise trade in any and all types of securities, commodities, derivatives, and investment instruments on behalf of the Fund. Should the Trustees of the Trust or the Adviser at any time, however, make any specific determination as to investment policy for a Fund and notify the Sub-Adviser thereof in writing, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Sub-Adviser shall take, on behalf of the Fund(s), all actions that it deems necessary or desirable to implement the investment policies of the Trust and of the Fund. The Sub-Adviser will provide all reasonable assistance to the Adviser to enable the Adviser to vote proxies for securities held by a Fund and to exercise all other voting rights with respect to such securities in accordance with the Adviser’s written proxy voting policies and procedures.

(c)  The Sub-Adviser shall, or shall procure that the Adviser will, place all orders for the purchase or sale of portfolio investments for the account of the Fund(s) either directly with the issuer or with brokers, dealers, futures commission merchants, or other market participants selected by the Sub-Adviser, and, to that end, the Sub-Adviser is authorized as the agent of the Fund(s) to give instructions to the custodian of the Fund(s) as to deliveries of investments and payments of cash for the account of the Fund. In connection with the selection of such brokers, dealers, futures commission merchants, or other market participants and the placing of such orders, the Sub-Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Fund and (when a disclosed commission is being charged) at commission rates that are reasonable in relation to the benefits received. Subject to the policies and procedures adopted by the Board of Trustees of the Trust, in selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Sub-Adviser and the Sub-Adviser is expressly authorized to cause the Trust to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to the Fund and to other accounts over which they exercise investment discretion.

(d)  The Sub-Adviser shall furnish such reports, evaluations, information or analyses to the Fund(s) and the Adviser as the Trust’s Board of Trustees or the Adviser may reasonably request from time to time, or as the Sub-Adviser may deem to be desirable.

(e)  The Sub-Adviser shall act at all times in the best interests of each Fund and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. The Sub-Adviser will conduct its activities hereunder in compliance with the applicable requirements of the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws, any applicable procedures adopted by the Trust’s Board that have been provided to the Sub-Adviser, and the provisions of the Trust’s registration statement, each as may be amended. The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services in respect to the Fund which may be requested by such authorities in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

2.  Compensation of the Sub-Adviser. For the services, payments and facilities to be furnished hereunder by the Sub-Adviser, to the extent the Adviser receives at least such amount from the Fund pursuant to the Management Agreement, the Sub-Adviser shall be entitled to receive from the Adviser the compensation specified in Appendix B hereto. The Adviser is solely responsible for the payment of the compensation to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its compensation solely from the Adviser. Neither the Trust nor the Fund(s) shall have any liability for Sub-Adviser’s compensation hereunder.

3.  Allocation of Charges and Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement.

The Fund(s) shall pay all brokers’ commissions and other charges relating to the purchase and sale of portfolio securities and other investments for its own account. The Fund(s) shall pay its pro rata share of expenses of its operation related to the following: all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents and registrars and its dividend disbursing and redemption agents, if any; all expenses in determination of daily price computations; all charges of legal counsel and of independent accountants; all compensation of independent Trustees and all expenses incurred in connection with their services to the Fund(s); all costs of borrowing money; all expenses of publication of notices and reports to its shareholders and to governmental bodies or regulatory agencies; all expenses of proxy solicitations of the Fund(s) or of the Board of Trustees (unless such expenses are a direct result of actions taken by the Adviser or Sub-Adviser insofar as such action has not been initiated by the Board of Trustees); all expenses of shareholder meetings (unless such expenses are a direct result of actions taken by the Adviser or Sub-Adviser insofar as such action has not been initiated by the Board of Trustees); all expenses of typesetting of each Fund’s prospectuses and of printing and mailing copies of the prospectuses furnished to each then-existing shareholder or beneficial owner; all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other similar taxes; all expenses of printing and mailing certificates for shares of the Fund(s); all expenses of bond and insurance coverage required by law or deemed advisable by the Board of Trustees; all expenses of qualifying and maintaining qualification of shares of the Fund(s) under the securities laws of such United States jurisdictions as the Trust may from time to time reasonably designate; and all expenses of maintaining the registration of the Trust under the 1933 Act and the 1940 Act.

If the Adviser has agreed to limit the operating expenses of a Fund, the Adviser shall be responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit, subject to the terms of such agreement, notwithstanding that the Adviser may in turn require reimbursement in full or in part, of any operating expenses that exceed the agreed upon expense limit from the Sub-Adviser.

4.  Other Interests. The services of the Sub-Adviser to the Adviser for the benefit of the Fund(s) are not to be deemed to be exclusive; the Sub-Adviser is free to render services to others and engage in other business activities. It is understood that the Sub-Adviser and its affiliates perform investment services, including rendering investment advice, to varied clients. It is understood that the Sub-Adviser or any of its affiliates may give advice or take action for other accounts that may differ from, conflict with, or be adverse to advice given or taken for the Fund. It is understood that certain securities or instruments may be held in some accounts but not in others, or the accounts may have different levels of holdings in certain securities or instruments and the accounts may remit different levels of fees to the Sub-Adviser. In addition, it is understood that the Sub-Adviser or any of its affiliates may give advice or take action with respect to the investments of the Fund that may not be given or taken with respect to one or more accounts with similar investment programs, objectives, and strategies. The Fund acknowledges that the Sub-Adviser, its affiliates, and their respective officers, directors, and/or employees may from time to time have positions in or transact in securities and other investments recommended to clients, including the Fund. Such transactions may differ from or be inconsistent with the advice given, or the timing or nature of the Sub-Adviser’s action or actions with respect to the Fund. The Sub-Adviser may aggregate the Fund’s orders with orders of its proprietary accounts and/or orders of other clients.

5.  Limitation of Liability and Indemnities of the Sub-Adviser. In the absence of bad faith, willful misfeasance or negligence in the performance of, or the reckless disregard of, the Sub-Adviser’s duties or obligations under this Agreement on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment.

The Sub-Adviser will indemnify and hold harmless the Adviser and each of its directors, officers, servants, agents or employees or any of them from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgements, suits, costs, expenses or disbursements of any kind or nature whatsoever resulting from the fraud, recklessness, wilful default or negligence of the Sub-Adviser or its directors, officers, or servants in the performance or non-performance of its obligations or duties hereunder.

6.  Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution with respect to a Fund, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust’s Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund.

Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund without the payment of any penalty by (i) the Adviser, subject to the approval of the Trustees of the Trust; (ii) the vote of the Trustees of the Trust; (iii) the vote of a majority of the outstanding voting securities of the Fund at any annual or special meeting; or (iv) the Sub-Adviser, in each case (x) on sixty (60) days’ written notice or (y) upon material breach by a party of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach. The Trust may terminate this Agreement immediately if, in the reasonable judgment of the Trust, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the insolvency of the Sub-Adviser or other circumstances that could adversely affect the Fund. This Agreement shall terminate automatically in the event of its assignment or in the event that the Management Agreement shall have terminated for any reason. In the event of termination for any reason, all records of the Fund shall promptly be returned to the Adviser or the Fund, free from any claim or retention of rights in such record by the Sub-Adviser, although the Sub- Adviser may, at its own expense, make and retain a copy of such records.

7.  Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved in a manner consistent with the requirements of the 1940 Act.

8.  Limitation of Liability and Indemnities of the Adviser. A copy of the Declaration of Trust for the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Adviser by an officer thereof, in his or her capacity as an officer and not individually. The Sub-Adviser expressly acknowledges the provisions in the Declaration of Trust of the Trust limiting the personal liability of Trustees, officers, and the shareholders of the Fund(s), and the Sub-Adviser hereby agrees that it shall have recourse to the Adviser only for payment of claims or obligations as between the Adviser and the Sub-Adviser arising out of this Agreement and shall not seek satisfaction from the Trustees or officers of the Trust or the shareholders of the Fund.

The Adviser shall hold harmless and indemnify the Sub-Adviser, its employees, delegates and agents from and against all or any actions, proceedings, losses, liabilities, damages, claims, costs, demands and expenses including, without limitation, legal and professional fees and expenses (“Loss”) arising therefrom which maybe brought against, suffered or incurred by the Sub-Adviser in the performance of its duties under this Agreement otherwise than due to the wilful default, fraud or negligence of the Sub-Adviser, its employees, delegates or agents in the performance of its obligations hereunder and in particular (but without limitation) this protection and indemnity shall extend to any Loss arising as a result of any loss, delay, misdelivery or error in transmission of any cable or telegraphic communication or as a result of acting in good faith upon any forged document or signature.

9.  Third Party Beneficiaries. The Trustees, the Trust, and by virtue, the Fund, are third party beneficiaries to this Agreement. Aside from the Trustees and the Trust; nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto (including, but not limited to, shareholders of the Fund) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.  Books and Records. The Sub-Adviser hereby agrees that all records that it maintains for the Fund(s) are the property of the Fund(s) and further agrees to surrender promptly to the Fund any of such records upon the Fund’s or the Adviser’s request in compliance with the requirements of Rule 31a-3 under the 1940 Act, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

11.  Confidentiality. Without the prior consent of the other party, no party shall disclose Confidential Information (as defined below) of any other party or of the Fund received in connection with the services provided under this Agreement. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the Confidential Information of the disclosing party. The foregoing provisions shall not apply to any information that (i) is, at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that, to the knowledge of the receiving party, is not under an obligation of confidentiality to the disclosing party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is disclosed pursuant to applicable law, subpoena, applicable professional standards, request of a governmental or regulatory agency, or other process after reasonable notice to the other party. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity, to an injunction or injunctions without bond or other security to prevent breaches of this provision.

For the purpose of this Agreement, Confidential Information shall mean NPPI (as defined below), any information identified by either party as “Confidential” and/or “Proprietary” or which, under all of the circumstances, ought reasonably to be treated as confidential and/or proprietary, or any nonpublic information obtained hereunder concerning the other party.

Nonpublic personal information relating to shareholders of the Fund (“NPPI”) provided by, or at the direction of, the Fund to the Adviser or Sub-Adviser, or collected or retained by the parties hereto in the course of performing its duties and responsibilities under this Agreement, shall remain the sole property of the Fund. The parties hereto shall not give, sell or in any way transfer NPPI to any person or entity, other than affiliates of the parties hereto except in connection with the performance of the parties’ duties and responsibilities under this Agreement, at the direction of the Fund or as required or permitted by law (including applicable anti-money laundering laws). The parties represent, warrant and agree that they each have in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to shareholders of the Fund(s). The parties hereto represent that they have adopted a statement of privacy policies and practices as required by Regulation S-P and agree to provide the Fund with a copy of that statement annually.

The parties agree to comply with any and all regulations promulgated by the Commission or other applicable laws regarding the confidentiality of shareholder information. The provisions of this Section shall survive the termination of this Agreement.

12.  Anti-Money Laundering Compliance. The parties hereto acknowledge that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti- Money Laundering Policy. The Sub-Adviser hereto agrees to cooperate with the Trust in connection with the Trust’s compliance with the Trust’s Anti-Money Laundering Policy and the AML Laws by providing the Trust and/or each Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested upon reasonable notice by the Trust in order for the Trust and each Fund’s administrator to fulfill its obligations under the AML Laws provided that nothing herein shall impose any obligation on the parties hereto to provide any reports, certifications or assurances with respect to the beneficial owners of the Trust. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

13.  Certifications; Disclosure Controls and Procedures. The parties hereto acknowledge that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and each Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the parties hereto agree to use their commercially reasonable efforts to assist the Trust and each Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Adviser and the Trust of any material development related to the services it provides to a Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

14.  Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by any rule, regulation or order by the SEC. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the shareholders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

15.  Miscellaneous.

(a)  If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b)  This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Illinois. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Chicago, and the parties hereby submit themselves to the exclusive jurisdiction of those courts.

(c)  This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(d)  This Agreement sets forth the entire agreement and understanding between the parties hereto as to the matters set out herein and shall remain separate and distinct from any other written agreement between the parties.

(e)  Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by U.S. mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

ADVISER:	POLAR CAPITAL LLP
16 Palace Street, London, SW1E 5JD,
United Kingdom
Tel: +44 (0)20 7227 2700
Fax: +44 (0)20 7227 2799

SUB-ADVISER:	POLAR CAPITAL (AMERICA) CORPORATION

17 Old Kings Highway South, Darien, Connecticut 06820

United States of America

Tel: +44 (0)20 7227 2700

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

POLAR CAPITAL LLP

By:	/s/ Boura Kym Tomlinson Cann
Name:	Boura Kym Tomlinson Cann
Title:	Global Chief Legal and Compliance Officer

POLAR CAPITAL (AMERICA) CORPORATION

By:	/s/ Nicholas Farren
Name:	Nicholas Farren
Title:	Director – Chief Operating Officer

Appendix A

Dated September 6, 2024

to

Investment Sub-Advisory Agreement

Funds subject to this Agreement

Fund	Effective Date of the Series
Polar Capital International	June 28, 2024
Small Company Fund

Appendix B

Dated September 6, 2024

to

Investment Sub-Advisory Agreement

The Adviser shall pay the Subadviser a subadvisory fee, calculated and payable on a quarterly basis, for the services to be provided pursuant to this Investment Sub-Advisory Agreement. Such subadvisory fee will be based on the daily net assets of the applicable Fund at the annual rates set forth below:

Fund	Subadvisory Fee*
Polar Capital International	0.90%
Small Company Fund

*	Annual rate as a percentage of the Fund’s daily net assets